PHILIP MORRIS INTERNATIONAL

Power of Attorney
Authorization and Designation
Sign and File
Section 16 Reporting Forms

The undersigned does hereby authorize and designate Darlene Quashie Henry, Will Hulcher, and Laura Kim to sign and file on the undersigned's behalf any and all Forms 3, 4 and 5, and notices on Form 144, relating to equity securities of the Philip Morris International Inc., a Virginia corporation (the "Company") with the Securities and Exchange Commission pursuant to the requirements of Section 16 of the Securities Exchange Act of 1934
("Section 16").

This authorization, unless earlier revoked in writing, shall be valid until the undersigned's reporting obligations under Section 16 with respect to equity securities of the Company shall cease.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 17th day of Oct 2023.

/s/ Victoria Harker
Victoria Harker